Exhibit 10.7
2013 Cash-Settled Restricted Stock Unit Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose	To encourage retention of key managers so as to support the execution of business strategies and achieve future goals.
Cash-settled Restricted Stock Units
Cash-settled Restricted Stock Units valued on the same basis as Brunswick Corporation common stock (“Stock”) where one unit equals one share. Dividend equivalents will be reinvested in additional cash-settled restricted stock units. There are no voting rights attached to restricted stock units.

Grant Date	February 4, 2013
Award	____________ Cash-settled Restricted Stock Units.
Vesting
Cash-settled restricted stock units will vest and be distributed as follows:
▪ Three years from the Grant Date, subject to continued employment;
▪ In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties) or due to death or permanent disability (as defined below)) on or after (i) the first anniversary of the Grant Date and (ii) the date on which age plus years of service equal 70 or more or age is 62 or more, all of the award will be vested and distributed three years from the Grant Date;
▪ In the case of a termination of employment (other than for cause or due to death or permanent disability) (i) prior to the first anniversary of the Grant Date and (ii) on or after the date on which age plus years of service equals 70 or more or age is 62 or more, a pro-rata portion of the award will be vested and distributed three years from the Grant Date. For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of restricted stock units awarded that would have vested on the normal vesting date and (y) a fraction, the numerator of which is the number of days that have elapsed since the Grant Date through the date of termination of the recipient’s employment, and the denominator of which is 365. All remaining restricted stock units will be forfeited;
▪ Within thirty (30) days following a Change in Control (as defined in the Plan); provided, however, for those whose age and years of service could equal 70 or more or age will be 62 or more, in either case prior to January 1, 2015, all of the award will be vested and distributed three years from the Grant Date; provided, further, that if the Change in Control is a “change in control event” within the meaning of Internal Revenue Code Section 409A and applicable regulations issued thereunder (except that in no event shall an acquisition of assets under Treasury Regulation §1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of at least all or substantially all of the Company’s assets), then all cash-settled restricted stock units shall be vested and distributed upon such “change in control event;” or
▪ On death or termination due to permanent disability.

Termination of Employment
Forfeiture of cash-settled restricted stock units in the event employment terminates prior to vesting, except if age and years of service equals 70 or more or age is 62 or more, in which case all or a pro-rata portion of the restricted stock units will vest as described above (the Rule of 70/age 62 provisions do not apply for grants made to residents of the European Union).

Timing of Distribution	Distributions will occur as soon as practical after the distribution date provided above (but in no event later than March 15, 2016).

Tax Withholding
For those meeting the Rule of 70 or age 62 prior to the year of scheduled distribution, tax withholding liability to meet required FICA must be paid via payroll or participant check by the end of the year of meeting the Rule of 70 or reaching age 62, except that the FICA taxes on amounts vesting during the first December after grant for those who have met the Rule of 70 or age 62 during the year of grant will be collected during the next calendar quarter. Subsequent Federal, state and local income tax withholding will be deducted from the gross payment upon distribution.

For all others, tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be deducted from the gross payment upon distribution.

Form of Distribution	Distribution will be in the form of a cash payment in an amount equal to the number of units multiplied by the share price at the time of vesting and distribution, less applicable withholding.
Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days; provided, however, that for recipients who could meet the Rule of 70 or will reach age 62, in either case prior to January 1, 2015, permanent disability means that the recipient is “disabled” within the meaning of Treasury Regulation §1.409A-3(i)(4).

This award and any cash delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.